Calculation of Filing Fee Tables
S-8
INTERNATIONAL BUSINESS MACHINES CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Capital Stock, par value $.20 per share	Other	8,109,922	$ 247.22	$ 2,004,934,916.84	0.0001381	$ 276,881.51
Total Offering Amounts:						$ 2,004,934,916.84		$ 276,881.51
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 276,881.51
Offering Note
[1]	Note (1)(a): Based on (i) the number of shares exchangeable for restricted stock units (other than restricted stock units that are cashed out pursuant to the Merger Agreement (as defined below)) ("RSUs") outstanding immediately prior to the transactions contemplated by the Agreement and Plan of Merger, dated as of December 7, 2025, by and among International Business Machines Corporation ("IBM"), Corvo Merger Sub, Inc. ("Sub"), a wholly owned subsidiary of IBM, and Confluent, Inc. ("Confluent"), as such agreement may be amended from time to time (the "Merger Agreement", and the transactions contemplated therein, the "Merger") (or 23,731,299) pursuant to the Confluent, Inc. 2021 Equity Incentive Plan as of March 17, 2026, multiplied by an exchange ratio to reflect the number of shares of IBM capital stock for which such RSUs are exchangeable pursuant to the Merger Agreement plus (ii) the number of shares ("Residual Shares") that remain available for issuance pursuant to the benefit plan listed above (or 41,059,038) as of March 17, 2026, multiplied by an exchange ratio to reflect the number of shares of IBM capital stock for which such Residual Shares are exchangeable pursuant to the Merger Agreement. Pursuant to Rule 416 under the Securities Act of 1933, to the extent additional shares of IBM capital stock may be issued or issuable as a result of a stock split or other distribution declared at any time by IBM's Board of Directors while this registration statement is in effect, this registration statement is hereby deemed to cover all of such additional capital stock. Note (1)(b): Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 on the basis of $247.22 per share of IBM capital stock issuable for each share subject to an RSU under the benefit plan listed above, which is the average of the high and low prices of the IBM capital stock on the New York Stock Exchange on March 13, 2026, in each case, after taking into account the exchanges described in note (1)(a).

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources